Exhibit 99.1

Contact:	Christine Skold
Interim Chief Financial Officer
(205) 942-4292

HIBBETT SPORTS ANNOUNCES APPOINTMENT
OF NEW INDEPENDENT CHAIRMAN

BIRMINGHAM, Ala. (May 24, 2019) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a leading athletic-inspired fashion retailer, today announced the appointment of Anthony F. Crudele as its independent Chairman of the Board of Directors.  Mr. Crudele assumed this role from Michael J. Newsome, who retired from the Board, as planned, following the Company’s annual meeting of stockholders held on May 23, 2019.  In addition, the Board of Directors bestowed upon Mr. Newsome the honorary title of Chairman Emeritus for his 54 years of service with Hibbett.
Mr. Crudele has been a member of the Company’s Board since May 2012 and served as its Lead Director and Chairman of the Nominating and Corporate Governance Committee since February 2017.  He has extensive retail experience, including having been the Chief Financial Officer at Tractor Supply Company (TSCO), a high-growth Fortune 500 retailer.  He joined Tractor Supply Company in 2005, having served most recently as Executive Vice President, Chief Financial Officer and Treasurer before retiring in 2017.  Prior to joining Tractor Supply Company, Mr. Crudele served as Senior Vice President and Chief Financial Officer at The Sports Authority and Gibson Guitar.  Mr. Crudele, a certified public accountant, began his career in 1978, spending the majority of his public accounting tenure at the international firm of Price Waterhouse.  He holds a Bachelor of Business Administration degree in Accounting from the University of Notre Dame.
In commenting on his retirement from the Board, Mr. Newsome said, “It has been my pleasure to work with the Hibbett family and the Company’s Board of Directors and watch the Company grow from a single store to the retailer and brand we are today with over 1,100 retail locations in 35 states.  I want to thank all our current and past employees and Board members for their hard work and support over these many years.  I also want to congratulate Tony on his appointment as Chairman of the Board.  I am confident that with his extensive retail and strategic experience, he will do well and find the position as rewarding as I have.”
Mr. Crudele, commenting on his appointment stated, “I am honored to be named Chairman and want to thank my fellow Board members for this opportunity.  I am also very grateful for Mr. Newsome’s dedication and commitment to this Company and our Board, having joined Hibbett as an outside salesman in 1965 and serving as a member of our Board since 1996 when the Company went public and as Chairman of the Board since 2004.  We will miss his expertise in sporting goods retail and his friendship.  We wish him well in his much-deserved retirement.”

Hibbett, headquartered in Birmingham, Alabama, is a leading athletic-inspired fashion retailer with more than 1,100 stores under the Hibbett Sports and City Gear banners, primarily located in small and mid-sized communities. Founded in 1945, Hibbett has a rich history of convenient locations, personalized customer service and access to coveted footwear, apparel and equipment from top brands like Nike, Jordan, Adidas, and Under Armour. Consumers can browse styles, find new releases, shop looks and make purchases online or in their nearest store by visiting www.hibbett.com or www.citygear.com. Follow us @hibbettsports and @citygear.
A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are “forward looking statements” as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “forecast,” “guidance,” “outlook,” “estimate,” “continue,” “will,” “may,” “could,” “possible,” “potential” or other similar words, phrases or expressions. Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the “Risk Factors,” “Business” and “MD&A” sections in our Annual Report on Form 10-K filed on April 18, 2019. In light of these risks and uncertainties, the future events, developments or results described by our forward-looking statements in this document could be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

End of Exhibit 99.1